EXHIBIT 5.1

DLA Piper LLP (US)
1251 Avenue of the Americas New York, New York 10020-1104
www.dlapiper.com

T 212.335.4500
F 212.335.4501

February 4, 2022

Whole Earth Brands, Inc.

125 S. Wacker Drive

Suite 3150

Chicago, Illinois 60606

Re:	Registration Statement on Form S-3 Relating to 2,829,200 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Whole Earth Brands, Inc., a Delaware corporation (the “Company”), in connection with the filing on the date hereof of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of up to 2,829,200 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), that may be sold by certain selling stockholders.

The Shares may be issued to the selling stockholders as earn-out consideration pursuant to the terms of that certain stock purchase agreement, dated as of December 17, 2020 (the “Stock Purchase Agreement”), by and among the Company, WSO Investments, Inc., WSO Holdings, LP (“WSO Partnership”), Edward Billington and Son, Limited (“EBS”), WSO Holdings, LLC (“WSO LLC,” and together with WSO Partnership and EBS, the “WSO Sellers”), and WSO Partnership, in its capacity as representative for the WSO Sellers, subject to the achievement of certain performance metrics.

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We express no opinion concerning any law other than the corporation law of the State of Delaware and the federal law of the United States.

Based upon and subject to the foregoing, we are of the opinion that the Shares that are being offered by the selling stockholders have been duly authorized and, upon issuance in accordance with the terms of the Stock Purchase Agreement, will be, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion letter is given to you solely for use in connection with the registration for resale of the Shares in accordance with the prospectus included in the Registration Statement and is not to be relied upon for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Stock Purchase Agreement, the Shares or the Registration Statement.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)